-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           SCHEDULE 14A--INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                              (Amendment No.   )

     Filed by the Registrant [X]             Filed by a Party other than the
                                                     Registrant [_]

                               ----------------

Check the appropriate box:

[_]  Preliminary proxy statement

[_] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[_]  Definitive additional materials

[_]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                               ----------------

                              Organogenesis Inc.
               (Name of Registrant as Specified in Its Charter)

                 --------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting Fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing party:

(4)  Date filed:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              ORGANOGENESIS INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Date: Monday, May 22, 2000
                             Time: 10:00 a.m.
                             Place: Regal UN Plaza Hotel
                               1 United Nations Plaza
                               East 44th Street
                               New York, NY 10017-3575

Dear Stockholders:

  You are cordially invited to attend our Annual Meeting of Stockholders and to vote on the following proposals:

    Item 1. To elect ten (10) directors to serve for the ensuing year;

    Item 2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as our independent accountants for the 2000 fiscal year; and

    Item 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  Stockholders of record at the close of business on March 27, 2000 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          /s/ DONNA ABELLI-LOPOLITO

                                          Donna Abelli Lopolito, Secretary

150 Dan Road
Canton, Massachusetts 02021
April 14, 2000

                          RETURN ENCLOSED PROXY CARD

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ORGANOGENESIS INC.
                                 150 Dan Road
                          Canton, Massachusetts 02021

            PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                 May 22, 2000

General

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Organogenesis Inc. for use at the 2000 Annual Meeting of Stockholders. This meeting will be held on Monday, May 22, 2000 at 10:00 a.m. at Regal UN Plaza Hotel, 1 United Nations Plaza, East 44th Street, New York, NY 10017.

Voting Rights and Votes Required

  All properly signed and returned proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the proposals set forth in the accompanying Notice of Annual Meeting. You have the right to revoke your proxy and change your vote at any time prior to its exercise at the meeting by giving written notice to that effect to the Secretary of the company.

  The holders of a majority of the number of shares of common stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

  The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and voting on the matter is required for approval of each proposal, other than for the election of directors, which requires a plurality of the votes cast at the meeting. Each director will be elected to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. If a nominee becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. We do not presently contemplate that any of the nominees will be unavailable. With respect to the tabulation of votes, abstentions and broker non-votes will not be counted.

Record Date and Other Information

  March 27, 2000 is the record date for the determination of stockholders entitled to vote at the meeting. On this date, an aggregate of 32,424,055 shares of common stock (excluding treasury shares) were outstanding and entitled to vote. Each share is entitled to one vote.

  Our Annual Report for the year ended December 31, 1999 is being mailed to stockholders concurrently with this Notice and Proxy Statement on or about April 14, 2000.

  On the following pages, we have provided information relating to the Board of Directors, principal stockholders, and executive officers, as well as other information required to be disclosed to stockholders, including a comparative stock performance graph. Following this information are the proposals, items one through three, as set forth in the Notice of Annual Meeting.

Information About the Board of Directors

 The Board of Directors

  The Board of Directors oversees the business and affairs of Organogenesis Inc. and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives, and our principal external advisors (legal counsel and external auditors), by reading reports and other materials that we send them, and by participating in Board and committee meetings.

  During 1999, the Board of Directors held six meetings and five telephonic meetings. Each incumbent director attended at least 75% of the Board of Directors meetings that were held during his or her tenure and of committees meetings on which he or she served.

 The Committees of the Board

  The Audit Committee is currently comprised of Dr. Schrafl (chairman), Mr. Cresse, Mr. Gardner and Ms. Piret. Mr. Gardner joined the committee in November 1999. The Audit Committee held two meetings during 1999. The responsibilities of this committee are to: (1) make recommendations to the Board of Directors regarding the engagement of independent accountants; (2) review the arrangements for the scope of the independent audit and the results of the audit and to report on the same to the Board of Directors; (3) establish and monitor policy relative to non-audit services performed by the independent accountants; and (4) assure that the accountants are in fact independent.

  The Compensation Committee is currently comprised of Mr. Cresse (chairman), Mr. Erani, Mr. Gardner, Dr. Olsen and Ms. Piret. Mr. Erani and Mr. Gardner joined the committee in November 1999. The Compensation Committee held two meetings during 1999. This committee provides recommendations to the Board of Directors as to all elements of compensation arrangements with executive officers. It also administers the 1986 and 1995 Employee Stock Option Plans and the 1999 Nonqualified Stock Option Plan.

  The Executive Committee is newly established in November 1999 and is currently comprised of Mr. Erani (chairman) and Mr. Marden. Mr. Herbert Stein, who served on the Executive Committee in 1999, resigned from the committee effective December 31, 1999. The Executive Committee conducts business as deemed necessary, without the formality of meetings. This committee participates in discussions and negotiations of contracts or other arrangements relating to major products of the company and reports to the full Board of Directors.

  The Management Organization Committee is comprised of Dr. Schrafl (chairman), Mr. Cresse, Dr. Olsen, and Ms. Piret. The Management Organization Committee conducts business as deemed necessary, without the formality of meetings. This committee reviews and makes recommendation on the company's management organization and the appointments of other company employees referred to the committee.

  The Nominating Committee is currently comprised of Mr. Cresse (chairman), Mr. Erani and Mr. Marden. Dr. Schrafl (former chairman) and Mr. Stein resigned from the committee effective December 31, 1999. The Nominating Committee held two meetings during 1999. This committee identifies and recommends candidates for nomination to the Board of Directors. It does not consider nominees recommended by stockholders.

  The Non-Officer Employee Stock Option Committee during 1999 was comprised of Mr. Stein and Mr. Laughlin. The Non-Officer Employee Stock Option Committee held one meeting during 1999. This committee provided recommendations to the Board of Directors as to granting stock options to employees, who are not officers, under the 1986 and 1995 Employee Stock Option Plans. This committee was subsequently dissolved in November 1999 and the Board of Directors granted the Chief Executive Officer, Mr. Laughlin, the authority to provide recommendations to the Board of Directors as to granting stock options to employees, who are not officers, under the 1986 and 1995 Employee Stock Option Plans.

 Compensation of Directors

  Directors who are also officers of the company do not receive any compensation for their services as directors. Directors who are not also officers of the company receive $500 for each Board of Directors meeting attended, $300 for each committee meeting attended and a retainer of $1,750 per quarter. Directors are also reimbursed for out-of-pocket expenses that they incur in connection with the business and affairs of the company.

  Under the 1994 Director Stock Option Plan approved by stockholders in 1994, stock options to purchase 15,000 shares of common stock may be granted to non-employee directors upon their initial election as a director. In addition, the plan provides for the grant of options to purchase an additional 10,000 shares to each eligible non-employee director on the second Wednesday of March in each even numbered calendar year commencing in 1996. The plan provides that the option price be at fair market value on the date of grant and vest in equal annual installments over a five-year period beginning one year from the date of grant. All options expire ten years from the date of grant.

Information About Principal Stockholders

  The following table sets forth certain information as of March 27, 2000 with respect to the beneficial ownership of common stock by: (1) each person known to own beneficially more than 5% of the outstanding shares of common stock;
(2) each director and nominee for director; (3) each of the executive officers listed in the "Summary Compensation Table" contained on page eight of this proxy; and (4) the directors and executive officers as a group:

                                                    Shares of
                                                   Common Stock     Percent of
                                                   Beneficially    Common Stock
 Name and Address of Beneficial Owner               Owned (1)      Outstanding
 ------------------------------------              ------------    ------------
North American Management Corp. ..................  2,739,002(2)        8.4%
 Ten Post Office Square
 Boston, MA 02109
Herbert M. Stein..................................  2,086,597(3)        6.1%
 71 Fairlee Road
 Waban, MA 02168
Philip M. Laughlin................................        --              *
James J. Apostolakis..............................    132,105(4)          *
Richard S. Cresse.................................    121,701(5)          *
Albert Erani......................................  1,604,595(6)        4.9%
David A. Gardner..................................    742,730(7)        2.3%
Bernard A. Marden.................................    944,153(8)        2.9%
Glenn Nussdorf....................................     25,500(4)          *
Bjorn R. Olsen, M.D., Ph.D........................        --              *
Marguerite A. Piret...............................     46,322(9)          *
Anton E. Schrafl, Ph.D. ..........................    423,949(10)       1.3%
Nancy L. Parenteau, Ph.D..........................    281,428(11)         *
Michael L. Sabolinski, M.D. ......................    372,166(11)         *
Alan W. Tuck......................................     63,649(12)         *
David T. Rovee....................................     25,000(13)
All directors and officers as a group (15
 persons).........................................  6,918,962(14)      19.2%

--------
* Less than 1%.

(1) Except as otherwise specifically noted, the number of shares stated as being owned beneficially includes shares believed to be held beneficially by spouses, minor children and grandchildren. The inclusion of such shares in this Proxy Statement, however, does not constitute an admission that the named stockholders are direct or indirect beneficial owners of such shares.

(2) Includes 2,625,043 shares based on information provided by North American Management Corp; 86,207 shares of common stock that are subject to conversion of the company's 7%, five-year convertible debentures; 25,000 shares of common stock that are subject to warrants granted in connection with the company's debenture financing and 2,752 shares issued subsequent to March 27, 2000 related to interest on the debentures. Under common forms of discretionary account agreements between investment adviser and client, an investment adviser is vested with authority to dispose of shares. North American is an investment adviser and is thus considered, under Securities and Exchange Commission ("SEC") rules, to be a "beneficial owner." An investment adviser need not have any pecuniary interest to be considered a beneficial owner.

    Additional shares of common stock may be issued to North American for payment of future interest due on the debentures.

(3) Includes 1,938,139 shares of common stock that are subject to outstanding options exercisable as of March 27, 2000; 107,666 shares held by H.M. Stein Associates and 40,792 shares owned by Mr. Stein. Does not include 1,088,623 of the 1,196,289 shares of common stock held by H.M. Stein Associates as to which Mr. Stein disclaims beneficial ownership. Mr. Stein retired as Chief Executive Officer and Chairman of the Board effective December 31, 1999.

(4) Includes shares owned. Mr. Apostolakis and Mr. Nussdorf are Director nominees as set forth herein.

(5) Includes 23,924 shares owned and 97,777 shares of common stock that are subject to outstanding options exercisable within the 60-day period following March 27, 2000.

(6) Includes 1,373,677 shares owned; 3,000 shares of common stock that are subject to outstanding options exercisable within the 60-day period following March 27, 2000; 172,414 shares of common stock that are subject to conversion of the company's 7%, five-year convertible debentures; 50,000 shares of common stock that are subject to warrants granted in connection with the company's debenture financing and 5,504 shares issued subsequent to March 27, 2000 related to interest on the debentures. Does not include 1,500 shares held by Stanmore Associates and 14,000 shares held by Eureka Partners Pension as to which Mr. Erani disclaims beneficial ownership.

   Additional shares of common stock may be issued to Mr. Erani for payment of future interest due on the debentures.

(7) Includes 560,395 shares owned; 137,931 shares of common stock that are subject to conversion of the company's 7%, five-year convertible debentures; 40,000 shares of common stock that are subject to warrants granted in connection with the company's debenture financing and 4,404 shares issued subsequent to March 27, 2000 related to interest on the debentures.

   Additional shares of common stock may be issued to Mr. Gardner for payment of future interest due on the debentures.

(8) Includes 807,402 shares owned; 103,448 shares of common stock that are subject to conversion of the company's 7%, five-year convertible debentures; 30,000 shares of common stock that are subject to warrants granted in connection with the company's debenture financing and 3,303 shares issued subsequent to March 27, 2000 related to interest on the debentures.

   Additional shares of common stock may be issued to Mr. Marden for payment of future interest due on the debentures.

(9) Includes 1,476 shares owned and 44,846 shares of common stock that are subject to outstanding options exercisable within the 60-day period following March 27, 2000.

(10) Includes 306,641 shares owned and 117,308 shares of common stock that are subject to outstanding options exercisable within the 60-day period following March 27, 2000.

(11) Represents shares of common stock that are subject to outstanding options exercisable within the 60-day period following March 27, 2000.

(12) Includes 6,774 shares owned and 56,875 shares of common stock that are subject to outstanding options exercisable within the 60-day period following March 27, 2000.

(13) Represents vested shares of common stock that are subject to outstanding options exercisable as of March 27, 2000. Dr. Rovee retired as President and Chief Operating Officer effective December 31, 1999.

(14) Includes 1,373,677 shares owned by Mr. Erani; 560,395 shares owned by Mr. Gardner; 807,402 shares owned by Mr. Marden; 306,641 shares owned by Dr. Schrafl; 107,666 shares held by H.M. Stein Associates and 40,792 shares owned by Mr. Stein; 23,924 shares owned by Mr. Cresse; 1,476 shares owned by Ms. Piret; 20,997 shares owned by Dr. Buehler; 6,774 shares owned by Mr. Tuck; 3,122,214 shares of common stock subject to outstanding stock options held by officers and directors that are exercisable within the 60-day period following March 27, 2000; 413,793 shares of common stock that are subject to conversion of the company's 7%, five-year convertible debentures; 120,000 shares of common stock that are subject to warrants granted in connection with the company's debenture financing; and 13,211 shares issued subsequent to March 27, 2000 related to interest on the debentures.

Information About Executive Officers

 General

  The following table sets forth the name, age and current position of each non-director executive officer and each such officer's business experience during the past five years.

 Name and Age                           Position and Business Experience
 ------------                           --------------------------------
 Donna Abelli Lopolito......... Vice President, Finance and Administration and
  Age 42                        Chief Financial Officer, Treasurer and
                                Secretary since March 1996; Partner,
                                PricewaterhouseCoopers LLP prior to March 1996.

 Nancy L. Parenteau, Ph.D. .... Senior Vice President, Research and Development
  Age 46                        and Chief Scientific Officer since August 1995;
                                Vice President, Cell and Tissue Science from
                                February 1994 to August 1995.

 Michael L. Sabolinski, M.D. .. Senior Vice President, Medical and Regulatory
  Age 44                        Affairs since August 1995; Vice President,
                                Medical and Regulatory Affairs from February
                                1994 to August 1995.

 Alan W. Tuck.................. Chief Strategic Officer since September 1997;
  Age 51                        at various times from August 1996 to June 1998:
                                Strategic Advisor to Dyax Corp, Executive Vice
                                President and Chief Strategic Officer Biocode
                                Inc., and Chief Strategic Officer ImmuLogic
                                Pharmaceutical Corporation; President & CEO T
                                Cell Sciences Inc. February 1992 to May 1996.
                                Board of Director member of Genzyme Transgenics
                                Corporation and Apogee Technology, Inc.

 Compensation Committee Report on Executive Compensation

  Overview:   The Compensation Committee of the Board of Directors is now
comprised of five independent non-employee directors (and was comprised of three such directors until November 1999) and is responsible for developing and making recommendations to the Board of Directors with respect to compensation policies regarding executive officers. The committee also recommends to the Board of Directors the base annual cash compensation and annual cash bonuses to be paid to each executive officer. Additionally, the committee grants options to executive officers.

  The overall policy on compensation, as adopted by the committee, is to provide competitive compensation to enable the company to attract and retain qualified executive officers. The compensation of the executive officers is structured and administered to promote the achievement of the company's business goals and, thereby, to maximize corporate performance and stockholder returns. The committee believes that, in addition to adequate base cash compensation, it is important to have cash bonuses constitute a significant portion of each executive officer's compensation package in order to tie an individual's compensation level to individual and corporate performance. The committee also believes it is important to have stock incentives constitute a significant portion of each executive officer's compensation package to help align long-term interests of executive officers with the interests of stockholders.

  Compensation of Executive Officers: Based upon the foregoing, the compensation of executive officers consists of a mixture of cash base salary, cash bonuses, fringe benefits and long-term common stock incentives. The common stock incentives are provided through stock option plans. The company also maintains a contributory 401(k) program in which executive officers may participate. The maximum contribution that may be paid in any one year by the company under the 401(k) program on behalf of any one employee is $900. In determining the total amount and mixture of the compensation package for each executive officer, the committee, at least once a year, takes into consideration numerous factors such as: (1) compensation of executive officers performing similar functions at comparable and competitive companies; (2) individual performance of each executive officer, including contribution to the company's goals; and (3) the company's short-term and long-term needs and goals, including attracting and retaining key management personnel. As a result of this evaluation, the committee recommends to the Board for approval for each executive officer appropriate changes in existing base salary effective March 1 of each year and an annual cash bonus payable after the end of the calendar year.

  The stock option program is the company's major long-term incentive plan to compensate executive officers. The objectives of this program are to align the executive officers' and stockholders' long-term interests by creating a strong and direct link between executive pay and stockholder return and to enable the executive officers to develop and maintain significant long-term stock ownership in the company's common stock. Stock options generally are granted at an option price equal to the fair market value of the common stock on the date of grant, have ten year terms, and vest ratably over five years. The amount of shares granted increases as a function of higher salary and position. The committee granted stock options to seven executive officers in 1999 to make their compensation package fully competitive with other companies in the industry, as well as with a broader group of companies of comparable size and complexity.

  Compensation of Chief Executive Officer: Mr. Stein, Chief Executive Officer during 1999, was eligible to participate in the same executive compensation programs available to other executive officers. The committee set Mr. Stein's annual compensation at a level it believes was necessary to retain Mr. Stein in his executive position and to be comparable with other companies in the industry. In March 1999, Mr. Stein's annual base salary was set at $340,000, the same annual rate as the year before.

  In addition, the committee awarded Mr. Stein a cash bonus of $125,000 and stock options to acquire an aggregate of 150,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. The stock options vest ratably over five years following the date of grant and are subject to Mr. Stein's continued employment with the company. The bonus and stock options awarded reflect achievement of and progress towards the company's and Mr. Stein's principal 1999 and future goals and objectives.

  Compliance with Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows tax deductions to publicly traded corporations for compensation over $1 million paid to a corporation's Chief Executive Officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to this disallowance if certain requirements are met.

  While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs which will maximize the company's tax deduction if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of the company and its stockholders. However, from time to time, the Compensation Committee may award compensation which is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of the company and its stockholders.

                                          Compensation Committee:

                                          Richard S. Cresse, Chairperson
                                          Albert Erani
                                          David A. Gardner
                                          Bjorn R. Olsen, M.D. Ph.D.
                                          Marguerite M. Piret

                          Summary Compensation Table

  The following table sets forth information for each of the last three years relating to the compensation of the former Chairman and Chief Executive Officer and the four other most highly compensated executive officers who received cash salary and bonus in excess of $100,000 during 1999
(collectively, the "Named Executive Officers"):

                                                   Long-Term
                                                  Compensation
                                                   Securities
                            Annual Compensation    Underlying
   Name and Principal     -----------------------    Stock        All Other
        Position          Year Salary($) Bonus($)  Options(#)  Compensation($)
   ------------------     ---- --------- -------- ------------ ---------------
Herbert M. Stein......... 1999 $340,000  $125,000   150,000      $19,594(1)
 Chairman and Chief       1998  351,899   145,000   187,500       19,594(1)
 Executive Officer        1997  315,358    95,000   263,672       19,594(1)
 (resigned from positions
 12/31/99)(4)

David T. Rovee, Ph.D. ... 1999  285,000    75,000   100,000       29,862(2)
 President, Chief         1998  292,558    95,000   125,000       10,542(2)
 Operating Officer        1997  263,492    60,000   175,781          900(3)
 (resigned from positions
 10/15/99)(4)

Philip M. Laughlin....... 1999   63,993       --    500,000             --
 President and Chief      1998      --        --        --              --
 Executive Officer(4)     1997      --        --        --              --

Michael L. Sabolinski,    1999  188,896    45,000   150,000          900(3)
 M.D. ................... 1998  185,000    60,000    62,500          900(3)
 Senior Vice President,   1997  168,077    35,000    68,359          900(3)
 Medical Affairs
 and Regulatory

Nancy L. Parenteau,       1999  188,896    50,000   155,000          900(3)
 Ph.D. .................. 1998  184,039    65,000    68,750          900(3)
 Senior Vice President,   1997  162,116    40,000    78,125          900(3)
 Research and Development
 and Chief Scientific
 Officer

Alan W. Tuck............. 1999  210,693    45,000   150,000          900(3)
 Chief Strategic Officer  1998  165,622    20,000    62,500          900(3)
                          1997   27,500       --     54,688             --

--------
(1) Amounts shown are insurance premiums paid by the company for a life insurance policy on Mr. Stein of which the company is not a beneficiary and $10,000 paid for personal financial consulting services.

(2) Amounts shown includes $28,962 for 1999 and $9,642 for 1998 related to relocation expenses paid in accordance with Dr. Rovee's employment agreement and $900 contributed by the company pursuant to its 401(k) Plan.

(3) Reflects amounts contributed by the company pursuant to its 401(k) Plan.

(4) Mr. Laughlin joined the company in October 1999 as President and Chief Operating Officer. Effective January 1, 2000, he was elected as President and Chief Executive Officer. Mr. Laughlin is a Board member. His annual salary for 1999 was set at $325,000.

                       Option Grants in Last Fiscal Year

  The following table sets forth information regarding options granted during the year ended December 31, 1999 to the Named Executive Officers:

                                Individual Grants
                         -------------------------------
                           Number   Percent of
                             Of       Total                                     Potential Realized Value
                         Securities  Options                                     at Assumed Annual Rates
                         Underlying Granted to                                 of Stock Price Appreciation
                          Options   Employees  Exercise             Grant Date     for Option Term(2)
                          Granted   In Fiscal  Price(1)  Expiration   Value    ----------------------------
Name                        (#)        Year    ($/Share)    Date      At 0%        At 5%        At 10%
----                     ---------- ---------- --------- ---------- ---------- ------------- --------------
Herbert M. Stein........  150,000      8.71%   $13.3125    3/19/09    $ --     $   1,210,011 $   3,109,555
David T. Rovee, Ph.D....  100,000      5.81     13.3125    3/19/09      --           806,674     2,073,037
Philip M. Laughlin......  500,000     29.05      6.8750   10/04/09      --         2,161,825     5,478,490
Michael L. Sabolinski,
 M.D....................   50,000      2.90     13.3125    3/19/09      --           403,337     1,036,518
                          100,000      5.81      6.9375   11/12/09      --           436,296     1,105,659
Nancy L. Parenteau,
 Ph.D...................   55,000      3.20     13.3125    3/19/09      --           443,671     1,140,170
                          100,000      5.81      6.9375   11/12/09      --           436,296     1,105,659
Alan W. Tuck............   50,000      2.90     13.3125    3/19/09      --           403,337     1,036,518
                           25,000      1.45      7.6250    8/13/09      --           119,883       303,807
                           75,000      4.36      6.9375   11/12/09      --           327,222       829,244

--------
(1) All options were granted at an exercise price equal to the fair market value of common stock on the date of grant. Options are exercisable in five equal annual installments of 20% each year commencing one year from the date of grant. In addition, the options vest fully in the event of a change in control. See "Compensation Arrangements".

(2) Amounts shown under these columns are the results of calculations of the 5% and 10% rates required by the SEC and are not intended to forecast future appreciation of the stock price. The table does not take into account any appreciation in the price of the common stock to date.

  The following table sets forth certain information regarding options held as of December 31, 1999 by the Named Executive Officers.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                     Number of Securities
                                                    Underlying Unexercised     Value of Unexercised
                                                          Options at          In-the-money Options at
                            Shares                    Fiscal Year-End(1)       Fiscal Year-End(1)(2)
                          Acquired on    Value     ------------------------- -------------------------
Name                      Exercise(#) Realized($)  Exercisable Unexercisable Exercisable Unexercisable
----                      ----------- -----------  ----------- ------------- ----------- -------------
Herbert M. Stein........       --       $           1,938,139     592,968    $7,993,453    $131,276
David T. Rovee, Ph.D. ..       --           --        640,232     395,315     1,984,254      87,521
Philip M. Laughlin......       --           --            --      500,000           --      906,500
Michael L. Sabolinski,
 M.D. ..................       --           --        303,766     290,819       897,220     234,185
Nancy L. Parenteau,
 Ph.D...................    18,308      161,893(3)    213,708     301,797       508,306     218,760
Alan W. Tuck............       --           --         34,375     232,813           --      157,813

--------
(1) Options granted under the 1986 and 1995 Stock Option Plans become exercisable in five equal annual installments of 20% each year commencing one year from the date of grant.

(2) The value of unexercised in-the-money options represents the difference between the closing price of the company's common stock on the American Stock Exchange on December 31, 1999 and the option exercise price.

(3) The value realized represents the difference between the closing price of the company's Common Stock on the American Stock Exchange on the date of exercise and the option exercise price, multiplied by the number of shares acquired on exercise.

 Employment Agreements

  The company and Philip M. Laughlin entered into a letter agreement that was finalized October 4, 1999 pursuant to which Mr. Laughlin served as President, Chief Operating Officer and member of the Board of Directors. On January 1, 2000, Mr. Laughlin was elected President and Chief Executive Officer. According to the letter agreement, Mr. Laughlin, as President and Chief Operating Officer, is entitled to an annual base salary of $325,000, with annual increases and bonuses to be determined at the discretion of the Board of Directors. Pursuant to the agreement, Mr. Laughlin was granted an option to purchase 500,000 shares of the company's common stock with 100,000 shares vesting on each of the next five anniversaries starting from October 4, 1999. In the event Mr. Laughlin's employment is terminated by the company for any reason other than for justifiable cause or good reason, the company will pay Mr. Laughlin (1) an amount equal to two year's base salary as in effect on the termination date; (2) an amount equal to two times the amount that would have been received as a bonus, but in any event no less than $200,000; (3) a prorated annual incentive amount based on the year prior to termination; (4) continued health, life and disability insurance for one year following the termination date; and (5) all stock options which would otherwise have vested over the next two years from the effective termination date shall vest immediately.

 Compensation Arrangements

  The company has a Severance Benefits Plan for certain of its executive officers that provides for benefit payments in the event that an officer's employment is terminated involuntarily following a change in control of the company. As defined in the plan, a change in control will occur: (1) in the event that any person acquires 30% or more of the combined voting power of the company's then outstanding securities; (2) if a majority of the Board of Directors changes, unless the change was approved by a vote of at least a majority of the Board of Directors prior to such change; (3) in the event that the stockholders approve a merger or consolidation of the company, other than a merger or consolidation that would result in the voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the company in which no person acquires more than 30% of the combined voting power of the company's then outstanding securities; or (4) in the event that the stockholders of the company approve a plan of complete liquidation or the sale of all or substantially all of the company's assets.

  All stock options held by employees, including executive officers, and directors fully vest upon a change in control, as defined above.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers, and persons who own more than 10% of the company's common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the American Stock Exchange. Such persons are required by SEC regulation to furnish the company with copies of all Section 16(a) forms they file.

  Based solely on a review of the copies of such forms received by us with respect to 1999, or written representations from certain reporting person, we believe that, during the preceding year, directors, officers and persons who own more than 10% of the company's common stock have complied with all filing requirements, except that one Form 4 for Mr. Erani and two Form 4s for Mr. Marden were filed late due to delays in preparing the filings by the company. The information that would have been contained in these forms was subsequently included in future Forms.

Certain Transactions

  As of March 31, 1999, we raised $20,000,000 through the private placement of 7%, five-year convertible debentures and 400,000 warrants to purchase common stock. The debentures are convertible at a fixed price of

$14.50 per share and mature on March 29, 2004. The warrants grant the right to purchase one share of common stock at the exercise price of $21.75 for each $50.00 in face value of the convertible notes at any time before March 30, 2004. Mr. Erani, Mr. Gardner and Mr. Marden, all members of the Board of Directors, purchased $2,500,000, $2,000,000 and $1,500,000, respectively, of the convertible notes, and North American Management Corporation, a principal stockholder, purchased $1,250,000 of the convertible notes.

Scientific Advisory Board

  We have a Scientific Advisory Board comprised of five physicians, professors and scientists in various fields of medicine and science. The SAB meets from time to time to advise and consult with management and scientific staff. Members of the SAB receive a $1,000 fee for each meeting attended and are reimbursed for expenses in attending meetings. Non-statutory stock options have been granted to members of the SAB. As of March 27, 2000, members of the SAB held options, in connection with their service as SAB members, to purchase an aggregate of 4,883 shares of common stock at an average exercise price of $8.32 per share under the 1986 Stock Option Plan.

Comparative Stock Performance Graph

  The graph below compares the cumulative total stockholder return on the company's common stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the AMEX Biotechnology Index during the five years ending December 31, 1999. The graph and table assume $100 was invested on December 31, 1994 in the company's common stock and in each of the foregoing indices.



               [GRAPHIC OF COMPARATIVE STOCK PERFORMANCE GRAPH]

                                        1994   1995   1996   1997   1998   1999
Organogenesis Inc..................... 100.00 115.57 143.08 264.10 135.12 107.48
S&P 500 Index......................... 100.00 137.49 169.01 225.36 289.71 350.53
AMEX Biotechnology Index.............. 100.00 163.01 175.85 197.93 225.60 477.02

                                  ITEM NO. 1

                             ELECTION OF DIRECTORS

  Unless otherwise instructed, the persons named in the enclosed proxy will vote to elect as directors the ten nominees named below. Each director will be elected to hold office until the next annual meeting of stockholders or until his or her successor is elected and qualified. If a nominee becomes unavailable, the person acting under the proxy may vote the proxy for the election of a substitute. We do not presently contemplate that any of the nominees will be unavailable.

  The following table sets forth the name and age of each nominee and the positions and offices held by him or her, his or her principal occupation and business experience during the past five years, when he or she first became a director of the company and the names of other publicly held companies of which he or she serves as a director:

                                      Principal Occupation,           First
                                       Business Experience           Became a
          Name and Age                  and Directorships            Director
          ------------                ---------------------        ------------
 James J. Apostolakis.......... Vice Chairman, President, and      Nominee 2000
  Age 57                        Director of Columbia
                                Laboratories Inc. since January
                                1999; Managing Director at
                                Poseidon Capital Corporation, an
                                investment banking firm, since
                                February of 1998; President of
                                Lexington Shipping & Trading
                                Corporation since 1973; from
                                1982 to 1988 Director for
                                Macmillan, Inc.; from 1989 to
                                1992 Director of Grow Group,
                                Inc.

 Richard S. Cresse............. Consultant; Corporate Vice                 1986
  Age 72                        President, Arthur D. Little,
                                Inc. from 1988 to 1997.

 Albert Erani.................. Founder and Principal of A&E               1998
  Age 59                        Stores, Inc.

 David A. Gardner.............. President, Gardner Capital                 1999
  Age 52                        Corporation

 Philip M. Laughlin............ Chief Executive Officer of                 1999
  Age 53                        Organogenesis Inc. since January
                                2000; President and Chief
                                Operating Officer since October
                                1999; President of Cardiac
                                Surgery, Medtronic, Inc. from
                                1995 to September 1999;
                                President of Clintec Nutritional
                                Company from 1989 to 1995.

 Bernard A. Marden............. Founder and Chairman of Oakdale            1999
  Age 80                        Foundation; Director of Medical
                                Manager Corporation.

 Glenn Nussdorf................ Chairman and Chief Executive       Nominee 2000
  Age 45                        Officer of QK Healthcare since
                                1999; President and Chief
                                Executive Officer of Quality
                                King since 1996, and Senior Vice
                                President from 1994 to 1996.

 Bjorn R. Olsen, M.D., Ph.D. .. Professor of Cell Biology,                 1994
  Age 59                        Harvard Medical School;
                                Chairman, Harvard-Forsyth
                                Department of Oral Biology,
                                Harvard School of Dental
                                Medicine.

 Marguerite A. Piret........... President of Newbury, Piret &              1995
  Age 52                        Company, Inc., an investment
                                banking company, since 1981;
                                Trustee of the Pioneer Mutual
                                Funds.

 Anton E. Schrafl, Ph.D. ...... Deputy Chairman of "Holderbank"            1987
  Age 68                        Financiere Glaris Ltd., a Swiss
                                manufacturer of cement, since
                                July 1984; Director of Apogee
                                Technology, Inc.

  The Board of Directors Recommends a Vote "For" Electing These Ten Nominees.

                                  ITEM NO. 2

          PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected PricewaterhouseCoopers LLP as independent accountants for the 2000 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since 1986. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders. Stockholders are being asked to ratify this selection at the Annual Meeting.

  The Board of Directors Recommends a Vote "FOR" Ratification of the Selection of the Independent Accountants

                                  ITEM NO. 3

                                 OTHER MATTERS

  We do not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  The expenses connected with soliciting proxies will be borne by the company. In addition to solicitations by mail, directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. We will pay American Stock & Transfer to assist with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and will be reimbursed for out-of-pocket expenses in connection with the distribution of proxy materials.

Deadline for Submission of Stockholders Proposals

  In order to be considered for addition to the agenda for the Annual Meeting of Stockholders in the year 2001 and to be included in the Proxy Statement and form of proxy, stockholders' proposals must be received by the company no later than December 4, 2000. In order to be considered for presentation at the Annual Meeting of Stockholders in the year 2001, although not included in the proxy statement, a stockholder proposal must comply with the requirements of the company's Restated By-Laws and be received by us no later than February 28, 2001 and no earlier than January 26, 2001. Stockholder proposals should be delivered in writing to the Secretary, Organogenesis Inc., 150 Dan Road, Canton, Massachusetts 02021. A copy of the company's Restated By-Laws may be obtained from us upon written request to the Secretary.

                                          By Order of the Board of Directors,

                                          /s/ Donna Abelli Lopolito


                                          Donna Abelli Lopolito, Secretary

Canton, Massachusetts
April 14, 2000

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

PROXY                                                                      PROXY

                               ORGANOGENESIS INC.
                  Annual Meeting of Stockholders--May 22, 2000

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

  The undersigned, revoking all prior proxies, hereby appoint(s) Philip M. Laughlin and Albert K. Federico and each of them, with full power of substitution, as proxies to represent and vote, as designated hereon, all shares of stock of Organogenesis Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Regal UN Plaza Hotel, 1 United Nations Plaza, East 44th Street, New York, NY 10017 on Monday, May 22, 2000 at 10:00 A.M., local time, and at any adjournment thereof.

  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS PROPERLY MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

  This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the election of Directors and FOR Item 2. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

                 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY
                   IN THE ENCLOSED POST-PAID RETURN ENVELOPE

                  (Continued and to be signed on reverse side)

Please mark your votes as in this example: [X]
UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ITEMS SET FORTH BELOW.
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 AND 2.

1.Election of Directors    Nominees   James J. Apostolakis    Philip M. Laughlin    Bjorn R. Olsen, M.D., Ph.D.
                                      Richard S. Cresse       Bernard A. Mard       Marguerite A. Piret
                                      Albert Erani            Glenn Nussdorf        Anton E. Schrafl, Ph.D.
                                      David A. Gardner

                            FOR [_]     AGAINST [_]

FOR, except vote WITHHELD from the following nominee(s): _______________________

2. Ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the 2000 fiscal year.

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

                                    -------------------------------------------
                                    Signature
                                    -------------------------------------------
                                    Date
                                    -------------------------------------------
                                    Signature
                                    -------------------------------------------
                                    Date

                                    Please sign exactly as name(s) appears
                                    hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate offi-cers should add their titles.